Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 1st day of January, 2008 (the “Effective Date”), by and between China TransInfo Technology Corp., a Nevada corporation, (the “Company”), and Zhihai Mao, an individual (the “Employee”).

WHEREAS, the Company has made an offer of employment to the Employee, and the Employee has accepted such offer of employment on the terms and conditions set forth herein; and

WHEREAS, Employee shall commence his employment with the Company on or about January 1, 2008, or at another mutually agreeable date; and

WHEREAS, the parties hereto each recognize that, in the course of the Employee’s employment, the Employee has had and will have access to certain information that is confidential and proprietary to the Company, the disclosure of which would cause severe detriment to the Company and/or its affiliates; and

WHEREAS, the parties desire to fix their respective rights and responsibilities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

Section 1. EMPLOYMENT

The Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Financial Officer of the Company.

Section 2. THE EMPLOYEE’S DUTIES

a. The Employee hereby agrees to perform his duties faithfully and honestly on behalf of the Company and its affiliates and subsidiaries, including but not limited to Beijing PKU Chinafront High Technology Co. Ltd., and use his reasonable good faith efforts and ability on behalf of the Company to perform the duties of the Employee’s position and perform such duties and services as shall be specified and designated from time to time by the Chief Executive Officer. In performance of his duties, Employee shall report to the Chief Executive Officer.

b. The Employee’s duties shall include, without limitation, those customarily associated with the position of Chief Financial Officer of a software company.

c. The Employee agrees that he shall, during the term of this Agreement, faithfully serve the Company as a full-time employee and devote his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Employee from serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or attending to passive personal business or investment matters; provided that no such service or activity permitted in this Section 2(c) shall individually or in the aggregate, either materially interfere with the performance by the Employee of his duties hereunder or give rise to any conflict of interest or the appearance of a conflict of interest with either the Company or any of its subsidiaries or affiliates.

d. The Employee agrees to enter into the Employment Confidentiality and Inventions Agreement, a copy of which is attached as Exhibit 1 (the “Confidentiality and Inventions Agreement”).

e. The Employee agrees to observe and comply with all applicable domestic (federal, state, and local) and international laws. The Employee also agrees to comply with all lawful rules, regulations, policies and practices adopted by the Company and made generally applicable to all of the Company’s employees (or applicable to similarly situated employees), either orally or in writing, both as they now exist and as they may be duly adopted or modified from time to time, provided that in the event of a conflict between this Agreement or its attachments and such rules, regulations, policies, or practices, this Agreement shall govern and supersede the same.

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Section 3. COMPENSATION AND BENEFITS

In consideration for all services rendered by the Employee to the Company and as consideration for the restrictive covenants referred to in Section 7 hereof, Company hereby agrees to pay compensation to the Employee as follows:

a. During the term of this Agreement, commencing on the Effective Date, the Company shall pay to the Employee, in accordance with the normal payroll practices of the Company, a base salary (“Base Salary”) of seven hundred and fifty thousand Chinese Yuan (RMB 750,000.00) per annum. The Company shall make deductions and withholding from the amount payable to Employee as may be required by applicable international, federal, state or local laws.

b. In addition to the foregoing, on or about January 1, 2008, Employee will be granted nonstatutory stock options for the purchase of 200,000 shares of common stock (the “Shares”). The option’s exercise price will be equal to the fair market value of the Company’s common stock on the date of grant. The options shall vest in equal installments on a quarterly basis over a three-year period beginning on the grant date. The stock option grant shall be evidenced by a stock option agreement (the “Stock Option Agreement”) and the stock options will be subject to the terms and conditions of such Stock Option Agreement.

c. Employee is also eligible to participate in the Company’s executive bonus program pursuant to which bonuses are granted at the sole discretion of the Company’s Board of Directors, or, if applicable, a compensation committee established by the Board of Directors. Bonuses are not earned until the date they are paid and Employee must be an employee of the Company on the day bonuses are issued to receive any bonus.

Section 4.  EXPENSES

a. The Company shall reimburse the Employee for reasonable and necessary expenses incurred (i) in the ordinary course of conducting Company’s business and (ii) in accordance with policies established, from time to time, by the Company.

b. The Employee shall submit expense reports accompanied by receipts or other appropriate substantiation for all items of business expenses for which reimbursement is sought. Expenses for which Employee is entitled to reimbursement as provided herein shall be reimbursed within two (2) weeks of the Employee’s submission but in no event shall the Employee be reimbursed later than the end of the year following the year in which any such expense is incurred. The amount of Executive’s expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year.

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Section 5. DURATION AND TERMINATION

a. Unless terminated earlier as set forth below in Section 5(a), the Employee’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue for three years (the “Initial Term”). During the Initial Term of Employment, Employee’s employment may only be terminated for the following reasons:

(1) Upon the death of the Employee, effective the date of Employee’s death;

(2) Ten (10) days after the date on which the Company shall have given the Employee written notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis. For purposes of the Agreement, the Employee shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if he is unable to materially and/or substantially perform his duties, with or without reasonable accommodations, hereunder for a period exceeding two (2) consecutive months or for a period of four (4) months in any twelve (12) consecutive month period;

(3) Immediately upon the date the Company gives the Employee written notice of the termination of his employment for “Cause”. For purposes of the Agreement, “Cause” shall mean (i) the conviction of the Employee of a crime involving a sentence of incarceration or of a felony with or without a sentence of incarceration; (ii) the commission of an act by the Employee constituting fraud, embezzlement or other material financial dishonesty against the Company, or of an act of moral turpitude which in the opinion of counsel to the Company would constitute a crime under the laws of the United States or China (or any of their state or local laws) and which, in case of any of the foregoing, in the good faith judgment of the Company, is likely to cause harm to the business of the Company, taken as a whole; (iii) the repeated refusal or failure by the Employee to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of the Agreement) of the Chief Executive Officer or Board of Directors with respect to a matter or matters within the control of the Employee; (iv) Employee’s willful or gross neglect in carrying out his material duties and responsibilities under the Agreement; or (v) material breach by the Employee of any provision of this Agreement or the Confidentiality and Inventions Agreement, including any of the Restrictive Covenants as provided in Section 7 hereof;

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(4) Thirty (30) days after the date on which the Employee shall have given the Company written notice of the termination of his employment; and

(5) Thirty (30) days after the date on which the Company provides written notice to the Employee that he is being terminated without Cause (subject to the payments due in Section 6).

b. After the Initial Term of Employment, Employee’s employment under this Agreement shall continue pursuant to this Agreement but shall be “at will,” meaning that either the Company or Employee may terminate Employee’s employment with or without cause or advance notice. This at-will relationship may only be changed by an agreement in writing signed by the CEO of the Company.

Section 6. PAYMENTS AND OTHER RIGHTS UPON TERMINATION

a. During the Initial Term, if the Employee terminates his employment for any reason or if the Company terminates Employee’s employment due to death, permanent disability, or with Cause, as defined above in Section 5, Employee shall be entitled only to the Base Salary through the date of the Employee’s termination of his employment and any other benefits legally required to be paid to the Employee. The Company shall retain all other rights and remedies provided at law or in equity as a result of such termination of employment.

b. During the first year Initial Term, if the Company terminates Employee without Cause, the Employee shall be entitled one month of Base Salary only, payable within sixty (60) days from the date the Employee is terminated. If the Employee is terminated without Cause after the one-year anniversary of this Agreement but before the second-year anniversary, Employee shall be entitled to two months of Base Salary only, payable within sixty (60) days from the date the Employee is terminated. If the Employee is terminated without Cause after the second-year anniversary of this Agreement but before the third-year anniversary, Employee shall be entitled to three months of Base Salary only, payable within sixty (60) days from the date the Employee is terminated.

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c. After the Initial Term, if the Company or Employee terminates the Employee’s employment for any reason, the Employee shall be entitled only to the Base Salary through the date of the Employee’s termination and any other benefits legally required to be paid to the Employee. The Company shall retain all other rights and remedies provided at law or in equity as a result of such termination of employment.

d. Under no circumstances will Employee be entitled to any severance pay, except as set forth in Section 6(b) above.

Section 7. RESTRICTIVE COVENANTS

a. The Employee agrees to enter into the Confidentiality and Inventions Agreement (Exhibit A) and to abide by the terms and conditions set forth therein. The Employee expressly covenants and agrees that both while employed and for the six (6) month period following the date of termination of the Agreement (the “Termination Date”), the Employee shall not in any way, directly or indirectly, on the Employee’s own behalf or on behalf of any other person, partnership, firm, company, corporation or other entity, divert, take away, or attempt to take away or divert from the Company any person, partnership, firm, company, corporation or other entity (or their business or patronage) that is as of the Termination Date a customer or business partner of the Company or has been a customer or business partner of the Company or any affiliated companies within one (1) year prior to the Termination Date.

b. Employee agrees to return all Company property and confidential information upon termination of his employment for any reason as required by the Confidentiality and Inventions Agreement (Exhibit A).

c. During Employee’s employment and for a period of one (1) year following the termination of Employee’s employment with the Company or any of its subsidiaries or affiliates (the “Restricted Period”), the Employee shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company, any of its subsidiaries or affiliates (the “Company’s Business”) within the Beijing, China municipality for the Employee’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Employee may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. For purposes of this Agreement, an entity is competitive with the Company’s Business if such entity is or is in the process of becoming a Geography Information Systems (“GIS”) application software and/or services provider.

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d. The parties hereby agree that, if the scope or enforceability of the covenants set forth in this Section 7 of the Agreement is in any way disputed at any time, and a court or other trier of law and/or fact determines that any such covenant is inequitably broad, or otherwise is unenforceable, then such court or other trier of fact shall modify the obligations of Employee under the restrictive covenant to the broadest restrictive obligations which are enforceable and shall enforce the covenant to the extent legally permissible under the circumstances existing at the time rather than eliminating any such restrictive obligations entirely. Should a court or other trier of law and/or fact equitably adjust the restrictive obligations contained in the Agreement, the remainder of the Agreement shall remain in full force and effect. Employee further acknowledges that in the event his employment with Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions, in part because of the economic benefits he received under the terms of this Agreement, and that the restrictions herein contained are a material inducement to the Company to hire Employee and provide him with the economic benefits hereunder, many of which are not generally available to other employees of the Company.

e. Employee acknowledges that Employee’s compliance with this Section 7 of the Agreement is necessary to protect the business and goodwill of Company and/or its subsidiaries and affiliates (which Employee acknowledges will impact the Company) and that a breach of any provision of this Section 7 will irreparably and continually damage the Company, for which money damages may not be adequate. Consequently, Employee agrees that, in the event that he breaches or threatens to breach any of these covenants, in addition to other rights and remedies existing in its favor, including, without limitation, money damages, Company shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance or injunctive relief, in order to enforce or prevent any violation of the provisions thereof.

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Section 8. GOVERNING LAW, DISPUTE RESOLUTION

THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any controversy or dispute between any of the parties to the Agreement arising out of any of the terms, provisions, or conditions of the Agreement, or the interpretation or enforceability thereof, shall be submitted to arbitration in Las Vegas, Nevada, or another location agreed to by the parties. The arbitration shall be heard before a single arbitrator agreed to by the parties. The arbitration shall be binding with no right of appeal. In the event that either party initiates arbitration pursuant to the section, the Company shall pay all of the fees and costs of the arbitration. Each party shall be responsible for their own attorney’s fees and other costs. The prevailing party shall have the right, at the discretion of the arbitrator, to recover its share of any arbitration fees and costs, or attorney’s fees and costs. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing Employment Disputes. The parties shall agree to the appointment of the arbitrator within ten (10) business days after the request for arbitration is received. The parties shall be entitled to reasonable discovery; provided, that the arbitrator may limit discovery in connection with a dispute as appropriate to achieve the prompt and efficient disposition of the dispute while giving full regard to the legitimate needs of the parties for discovery; provided, however, that in no event shall such discovery process exceed a period of 60 days, unless the arbitrator extends such period for good cause. The decision of the arbitrator may be entered for judgment in any appropriate court with jurisdiction.

Section 9. ENTIRE AGREEMENT

The Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. The Agreement sets forth the entire agreement between the parties hereto. It may not be changed, altered, modified or amended except in a writing signed by both parties.

Section 10. NON-WAIVER

The failure or refusal of either party to insist upon the strict performance of any provision of the Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

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Section 11. ASSIGNMENT/NON-ASSIGNMENT

The Company may assign the Agreement and any rights hereunder to any parent, subsidiary, affiliate, or successor whereupon such parent, subsidiary, affiliate, or successor shall have all the rights, duties and obligations of the Company hereunder.

Any other transfer or assignment of the Agreement and/or rights hereunder shall be subject to Employee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Employee shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, and any assignment or attempted assignment of the Employee’s rights, and any delegation or attempted delegation of the Employee’s duties, shall be null and void. In all other respects, the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, officers and directors.

Section 12. SEVERABILITY

If any paragraph, term or provision of the Agreement shall be held or determined to be unenforceable, the balance of the Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

Section 13. NOTICE

All notices hereunder shall be in writing. Notices may be delivered personally, or by certified mail return receipt requested, postage prepaid, to the addresses set forth below:

China TransInfo Technology Corp., 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China 100086

Zhihai Mao, 1-2-801, No. 134 Shi-fo-ying Dongli, Chaoyang District, Beijing, China 100025

Either party may designate a new address for purposes of the Agreement by notice to the other party in accordance with the paragraph.

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IN WITNESS WHEREOF, the parties knowingly and voluntarily have set their signatures.

DATED: November 27, 2007	China TransInfo Technology Corp.

	By:	/s/ Shudong Xia
Its:		Chief Executive Officer and President

DATED: November 27, 2007	/s/ Zhihai Mao
Name: Zhihai Mao

Exhibit 1

EMPLOYMENT CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with China TransInfo Technology Corp., its subsidiaries, affiliates, successors or assigns (collectively referred to hereinafter as the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I, Zhihai Mao, agree to the following:

A.	Confidential Information.

1.
Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available, unless such items became publicly known or made generally available through my wrongful act or through a wrongful of another employee or former employee of the Company.

2.
Former Employer Information. I agree and warrant that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity, and I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.
Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except to carry out my work for the Company consistent with the Company’s agreement with such third party.

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B.	Inventions.

1.
Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that belong to me (hereinafter referred to as “Employee Inventions”), and which are not assigned to the Company. If no such list is attached, I represent and warrant that there are no Employee Inventions that belong to me that have not been assigned to the Company. I further represent that there are no Employee Inventions that I desire to exclude from the operation of this Agreement, except those set forth in Exhibit A. If in the course of my employment with the Company, I incorporate into a Company product, process or machine an Employee Invention owned by me or an Employee Invention in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Employee Invention as part of or in connection with such product, process or machine.

2.
Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time that I am employed by the Company (hereinafter referred to as “Assigned Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

3.
Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Assigned Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Assigned Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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5.
Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Assigned Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

C.
Conflicting Employment. I agree that, without the Company's prior written consent, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other employment, business, or work activities that conflict with my obligations to the Company.

D.
Returning Company Documents. I agree that, at the time of leaving my employment with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information, including but not limited to, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

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E.	Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to the Company notifying my new employer about my rights and obligations under this Agreement.

F.
Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

G.
No Right To Continued Employment. I acknowledge, understand and agree that I have no right to continued employment with the Company simply because I have complied with this Agreement. I further understand and agree that this Agreement will not be construed to limit the Company’s right or my right to terminate my employment, as set forth in my Employment Agreement. Even after such termination, I will continue to be required to abide by the terms and conditions of this Agreement.

H.
Injunctive Relief. If I breach or threaten to breach any provision of this Agreement, I acknowledge and agree that the damage or imminent damage to the Company’s business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Company shall be entitled to injunctive relief against me in the event of any breach or threatened breach of such provisions by me, in addition to any other relief (including damages) available to the Company under this Agreement or under law. Nothing in this Agreement is intended to limit in any way my right or the Company’s right to compel, or to seek, arbitration of any claim or right that we agree to arbitrate through a separate agreement.

I.	General Provisions.

1.
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Nevada. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Nevada for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

2.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the Company’s designated representative and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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3.	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

4.
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

5.
Attorney’s Fees. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

6.
Acknowledgement of Understanding. I represent and warrant that I have read and I understand each and every provision of this Agreement and, with regard to any provision in this Agreement about which I have a question, I further understand that I am free to obtain advice from legal counsel of my choice, at my expense, to interpret said provision of this Agreement.

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND AGREE TO BE CONTRACTUALLY BOUND THEREBY.

/s/ Zhihai Mao	November 27, 2007
Zhihai Mao	Date

China TransInfo Technology Corp.

By: /s/ Shudong Xia	November 27, 2007
Chief Executive Officer & President	Date

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EXHIBIT A

1.1 LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☐	No inventions or improvements

☐	Additional Sheets Attached

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items recorded during hours or belonging to China TransInfo Technology Corp., its subsidiaries, affiliates, successors or assigns (hereinafter the "Company").

I further certify that I have complied with all the terms of the Company's Employment Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) as required by that agreement.

I further agree that, in compliance with the Employment Confidential Information and Invention Assignment Agreement, I will not retaliate against the Company and I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to employees, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

_________________________________________  __________________
Zhihai Mao        Date